Exhibit 10.2

American Battery Technology Company

August 27, 2021

Scott Jolcover

Via Email: sjolcover@batterymetals.com

Dear Scott:

On behalf of American Battery Technology Company (the “Company”), I am very pleased to outline in this letter (the “Offer Letter”) the terms and conditions on which we are offering you the position of Chief Resource Officer of the Company. This Offer Letter will not constitute an agreement until it has been fully executed by both parties. Please note that this Offer Letter does not contemplate a contract or promise of employment for any specific term; you will be an at will employee at all times. Unless otherwise stated herein, by accepting this Offer Letter, the terms and conditions of this Offer Letter will supersede and replace any other compensation or employment agreement between the Company and you (or your affiliates) whether as an employee or independent contractor (including any previous promises or statements by the Company regarding equity compensation or incentives that were not previously issued as of the date above).

1. Position and Duties.

1.1. Position. The Company acknowledges that you have served as an employee of the Company since November 23, 2020 and currently serve as Chief Resource Officer and shall remain at such position subject to the terms and conditions herein. The date above shall be considered the employment date (the “Employment Date”) for purposes of the terms and conditions set forth in this Offer Letter.

1.2. Responsibilities

(a) As the Company’s Chief Resource Officer, you will report to Doug Cole, CEO, and have such duties and responsibilities as may be assigned to you from time to time.

(b) You agree to devote all of your business time and attention to the business and affairs of the Company and to carry out the responsibilities assigned to you. This shall not preclude you from (i) serving on the boards of directors of a reasonable number of charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal affairs, so long as these activities do not interfere with the performance of your duties and responsibilities as the Chief Resource Officer. You agree, at all times during your employment to adhere to and follow any and all written internal rules and regulations governing the conduct of the Company’s employees, as established or modified from time to time; provided, however, that, in the event of any conflict between the provisions of this Offer Letter and any such rules or regulations, the provisions of this Offer Letter shall control. You acknowledge that the Company is a public company, and you agree that you are required to adhere to the Company’s policies related thereto.

1.3. Exclusive Services. During your employment by the Company, you shall not, without the express prior written consent of the Company, engage directly or indirectly in any outside employment or consulting of any kind whether or not you receive remuneration for such services, or other activity that relates to any line of business in which the Company or any of its affiliates are at that time engaged or plans to engage in, or that would otherwise conflict with your employment obligations, contractual duties, or fiduciary obligations to the Company; provided, however, that nothing in this Agreement shall prevent you from owning, in the aggregate, five percent (5%) or less of the outstanding equity interests of a company whose securities are traded on a national security exchange or on an over-the-counter market.

1.4. No Employment Restriction. You hereby represent and covenant that, except as disclosed to the Company, your employment by the Company does not violate any agreement or covenant to which you are subject or by which you are bound and that there is no such agreement or covenant that could restrict or impair your ability to perform your duties or discharge your responsibilities to the Company.

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2. Compensation.

2.1. Base Salary. Your annual base salary will initially be as set forth on Schedule A (“Annual Base Salary”), paid according to the Company’s regular payroll practice throughout the calendar year, pro-rated for any partial periods based on the actual number of days in the applicable period. Your performance will be evaluated at least annually, and any increase to the level of your Annual Base Salary will be determined as part of the regular annual review process.

2.2. Bonus. All bonuses that you are entitled to, if any, shall be listed on Schedule A. Unless stated explicitly otherwise, all bonuses shall only be as approved by the Board of Directors of the Company in their sole and absolute discretion.

2.3. Equity Compensation. All equity compensation that you are entitled to, if any, shall be listed on Schedule A.

3. Benefits.

3.1. Benefit Program. Effective as of the Employment Date, you will be eligible to participate in the Company’s benefit programs generally available to other employees of the Company at your level, to the extent the Company obtains such a plan. Prior to the Company obtaining such a plan, the Company will reimburse you for the expenses set forth on Schedule A.

3.2. Unlimited Time off Policy. The system is known as “unlimited time off policy” or “unlimited paid time off”. It is a vacation policy that allows employees to take as much free time as they feel they need as long as it doesn’t interfere with their work responsibilities, work completion, and quality of their work. Unlimited paid time off is a structure in which employees are allowed the freedom of taking time off as needed as long as their time off is not disruptive to the Company. The system is designed to provide the employee flexibility as a reward for quality work making productive use of work hours. The employee is paid for the time they take off from their job. Limitations are: time off must be approved by the employee’s immediate supervisor and that approval must be in writing. The employee cannot take off more than 14 consecutive calendar days. Paid time off or PTO is not counted, allocated and is not accrued, the employee takes off as much time as needed for vacation, family issues, sick days, etc. Should the employee take off time that impacts their productivity and quality of results then the employee’s time off will be more closely monitored and compared to the job responsibilities of that employee, unlimited paid time off is a reward for job excellence, not an entitlement.

3.3. Reimbursement. You will be reimbursed for expenses reasonably incurred in connection with the performance of your duties in accordance with the Company’s policies as established from time to time. This includes Monthly Reimbursement for your Medicare Premium direct cost up to an amount that would not exceed what the company would be paying for your Medical Plan if you were not on Medicare. In addition, the Company shall provide a $1,000 per month Car allowance or the Company will provide a car for business use.

3.4. No Other Benefits. You will not be entitled to any benefit or perquisite other than as specifically set out in this Offer Letter or separately agreed to in writing by the Company.

3.5. Relocation. DOES NOT APPLY

4. Repayment. In the event of termination of employment for Cause (as defined in Exhibit A), or voluntary resignation, you will be required to reimburse the Company in full, for the amounts provided to you under Section 3.5 above if such termination or resignation occurs prior to the one-year anniversary of the Employment Date.

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Repayment of any amounts due pursuant to this Section 4 shall be made to the Company on or before the 90th day after the date of resignation or termination of employment.

5. Pre-employment Processing. Prior to your employment, the Company requires successful completion of its pre-employment processing. This includes a background investigation of your qualifications and references. To comply with the Immigration Reform and Control Act of 1986, the Company must verify your identity and authorization to work in the United States. The back of the enclosed INS Form I-9 contains a list of documents that provide such verification. Please bring with you on your first day either one original document from List A or one original document from List B and one original document from List C. If you have any difficulty producing the required documents, please call the Human Resources department of the Company immediately. Upon acceptance of this offer, you acknowledge and agree that the Company has the right to disclose confidential information regarding you, this Offer Letter or your employment to any third party or publicly as determined by the Company to be required by law.

6. Termination; Payments and Entitlements upon Termination.

6.1. Termination. The Company may terminate your employment: (a) for Cause (as defined in Exhibit A), or (b) for any reason or no reason. If this Agreement is terminated for Cause, you shall forfeit any cash, equity compensation, or bonus compensation not already received by you or not already vested as of the Termination Date. In addition, you may be required to return any equity compensation already granted as set forth in Schedule A.

6.2. Involuntary Termination. Subject to Sections 6.3, 7.9, and 9.11, if your employment is terminated following the date of this Offer Letter (i) by the Company without Cause other than by reason of your Disability (as defined in Exhibit A) or (ii) by you for Good Reason (either (i) or (ii), an “Involuntary Termination”), you will be entitled to be paid by the Company for any accrued salary owed to you through the date of termination minus all applicable withholding taxes, on the first regular pay date following the date of your termination. Unless otherwise specifically provided herein, upon payment of any accrued amount owed to you by the Company, the Company shall have no further liability hereunder. However, in the event of termination because of death or because of any Disability, nothing in this Offer Letter shall derogate from any rights that you may be entitled to receive under any other equity compensation or benefit plan of the Company applicable to you.

6.3. Release Required. Although the Company is not required to offer you any severance payment in the case of an Involuntary Termination, if a severance payment is offered, you will be required to execute an irrevocable release in favor of the Company in order to be entitled to receive such severance payment. The release must be executed within seven days before payment is due. The form of release can be found under Exhibit B. The release must be in favor of the Company and related parties relating to all claims or liabilities of any kind relating to your employment with the Company and the Involuntary Termination of such employment.

6.4. Other Termination. If your employment is terminated by your own resignation, you shall not be entitled to receive any payment, entitlement or benefit other than the salary earned through the date of termination and reimbursement for expenses through the date of termination and, in either case, not yet paid. If the Company terminates this Agreement without Cause, Employee shall receive their Salary for an additional twelve (12) months and shall receive any equity compensation or bonus compensation prorated up until the end of the twelve months, provided, however, that any equity compensation or bonus compensation shall be at the discretion of the Board of Directors unless otherwise provided for on Schedule A.

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6.5. Termination Without Cause or Resignation for Good Reason other than in connection with a Change of Control. If your employment is terminated by the Company without Cause or if you resign for Good Reason, and such termination is not in connection with a change of control (“Change of Control”), and if Executive’s employment is terminated by Company without Cause or by Executive for Good Reason within twelve (12) months following a Change of Control, then, you will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that you may receive from any other source reduce any such payment. You will receive: (i) payment of an aggregate amount equal to your monthly Base Salary as is in effect on the Termination Date multiplied by 12 (less applicable tax withholdings), such amounts to be paid out monthly in substantially equal installments over the six month period following such termination in accordance with the Company’s normal payroll policies; (ii) payment of the annual bonus accrued for the year prior to such termination (to the extent not already paid); (iii) payment of your annual bonus for the year of such termination, to the extent you would have received such bonus had you remained employed through the applicable payment date of such bonus, appropriately pro-rated based on the number of days that you were employed by the Company during the year of the termination, paid when the Company’s other senior executive receive payment of their annual bonuses; (iv) full vesting with respect to your then outstanding, unvested equity awards that were awarded under the Company’s Stock Incentive Plan; (v) extension of the exercise period for all of your then outstanding vested stock options (including those that vested pursuant to clause (iii) herein) to the first to occur of: the 6 month anniversary of the date of termination, the expiration date of the stock options, or such earlier time as provided under the applicable plan or grant agreement with respect to a Change of Control; and (vi) reimbursement for premiums paid for continued health benefits for you (and any eligible dependents) under the Company’s health plans until the earlier of (x) twelve (12) months, payable when such premiums are due (provided you validly elect to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or similar state law or (y) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.

6.6. Termination Without Cause or Resignation for Good Reason in connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in connection with a Change of Control, then, you will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that you may receive from any other source reduce any such payment, you will receive: (i) payment of an aggregate amount equal to your monthly Base Salary as is in effect on the Termination Date multiplied by [18] (less applicable tax withholdings), such amounts to be paid out in substantially equal installments over the twelve month period following such termination in accordance with the Company’s normal payroll policies; (ii) payment of the annual bonus accrued for the year prior to such termination (to the extent not already paid); [(iii) your then-current annual target Bonus (if any as previously contemplated and in the sole discretion of the Company)]; (iv) a pro-rata portion of your annual target Bonus for the year of such termination paid in lump sum; (v) full vesting with respect to your then outstanding, unvested equity awards that were granted under any of the Company’s equity incentive plans; (vi) extension of the exercise period for all of your outstanding stock options to the first to occur of: the 6 month anniversary of the date of termination, the expiration date of the stock options, or such earlier time as provided under the applicable plan or grant agreement with respect to a Change of Control; and (vii) reimbursement for premiums paid for continued health benefits for you (and any eligible dependents) under the Company’s health plans until the earlier of (x) eighteen (18) months, payable when such premiums are due (provided you validly elect to continue coverage under COBRA or similar state law), or (y) the date upon which you and your eligible dependents become covered under similar plans.

6.7. Resignation. If you are a director or officer of the Company or a director or an officer of a company affiliated or related to the Company at the time of your termination, you will be deemed to have resigned all such positions, and you agree that upon termination you will execute such tenders of resignation as may be requested by the Company to evidence such resignations.

6.8. Rights under Equity Plans. The provisions of this Offer Letter are subject to the terms of the Company’s equity plans in effect from time to time. Any equity awards granted to you under the equity plans will follow the terms of the applicable and current equity plans of the Company.

6.9. Cooperation. From and after termination, you agree, upon the Company’s request, to reasonably cooperate in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during the time of employment by the Company or its affiliates. You will make yourself reasonably available to consult with Company’s counsel, to provide information and to appear for testimony. The Company will, to the extent permitted by law, reimburse you for any reasonable out-of-pocket expenses that you incur in extending such cooperation, so long as you provide the Company with advance written notice of your request for reimbursement and provide satisfactory documentation of such expenses.

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7. Restrictive Covenants.

7.1. Confidentiality.

(a) You acknowledge that in the course of carrying out, performing and fulfilling your obligations to the Company hereunder, you will have access to and will be entrusted with information that would reasonably be considered confidential to the Company or its Affiliates, the disclosure of which to competitors of the Company or its Affiliates or to the general public, will be highly detrimental to the best interests of the Company or its Affiliates. Such information includes, without limitation, trade secrets, know-how, marketing plans and techniques, cost figures, client lists, software, and information relating to employees, suppliers, customers and persons in contractual relationship with the Company, technical information, lists of asset sources, the processes and practices of the Company, all information contained in electronic or computer files, all financial information, salary and wage information, and any other information that is designated by the Company or its affiliates as confidential or that you know is confidential, information provided by third parties that the Company or its affiliates are obligated to keep confidential, and all other proprietary information of the Company or its affiliates. Except as may be required in the course of carrying out your duties hereunder, you covenant and agree that you will not disclose, for the duration of your employment or at any time thereafter, any such information to any person, other than to the directors, officers, employees or agents of the Company that have a need to know such information, nor shall you use or exploit, directly or indirectly, such information for any purpose other than for the purposes of the Company, nor will you disclose or use for any purpose, other than for those of the Company or its Affiliates, any other information which you may acquire during your employment with respect to the business and affairs of the Company or its Affiliates, and agree to exercise the highest degree of care in safeguarding confidential information against loss, theft or other inadvertent disclosure and agree generally to take all steps necessary or requested by the Company to ensure maintenance of the confidentiality of the confidential information. Notwithstanding all of the foregoing, you shall be entitled to disclose such information if required pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, provided that you shall first have:

(i) notified the Company;

(ii) consulted with the Company on whether there is an obligation or defense to providing some or all of the requested information;

(iii) if the disclosure is required or deemed advisable, cooperate with the Company in an attempt to obtain an order or other assurance that such information will be accorded confidential treatment.

(b) Notwithstanding the foregoing, you may disclose information relating to your own compensation and benefits to your spouse, attorneys, financial advisors and taxing authorities. Please note that pursuant to rules promulgated by the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934 in effect on the date hereof, the amount and components of your compensation are required to be publicly disclosed on an annual basis.

7.2. Intellectual Property. You acknowledge and agree that all right, title and interest in and to any information, trade secrets, advances, discoveries, improvements, formulae, techniques, processes, research materials, databases, and know-how, whether or not patentable, and whether or not reduced to practice, that are made, conceived or developed by you, either alone or jointly with others, if on the Company’s time, using Company’s facilities, or relating to the business or affairs of the Company, shall belong exclusively to the Company. You agree that the Company shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agree to execute all documents that the Company reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patent applications, or other documents that the Company may reasonably request. Additionally, you agree that all original works of authorship not otherwise within the scope of the preceding sentence that are conceived or developed during your engagement with the Company, either alone or jointly with others, if on the Company’s time, using Company’s facilities, or relating to the Company shall be owned exclusively by the Company. You agree that the Company shall be the sole owner of all rights pertaining thereto, and further agree to execute all documents that the Company reasonably determines to be necessary or convenient for establishing in the Company’s name the copyright to any such original works of authorship. In connection with the foregoing, you agree to execute any assignments and/or acknowledgements as may be requested by the Company from time to time. You agree not to claim an interest in any inventions, copyrighted material, patents, or patent applications unless you demonstrate that any such invention, copyrighted material, patent, or patent application was developed before you began providing any services for Company. This provision is intended to apply only to the extent permitted by applicable law.

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7.3. Corporate Opportunities. Any business opportunities related to the business of the Company which become known to you during your employment with the Company must be fully disclosed and made available to the Company by you, and you agree not to take or attempt to take any action if the result would be to divert from the Company any opportunity which is within the scope of its business.

7.4. Non-Competition and Non-Solicitation.

(a) You will not at any time, without the prior written consent of the Company, during your employment with the Company and for a period of one (1) year after the termination of your employment, either individually or in partnership, jointly or in conjunction with any person or persons, firm, association, syndicate, corporation or company, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, directly or indirectly:

(i) anywhere in the Territory, engage in, carry on or otherwise have any interest in, advise, lend money to, guarantee the debts or obligations of, permit your name to be used in connection with any business which is competitive to the Company or which provides the same or substantially similar services as the Company;

(ii) for the purpose, or with the effect, of competing with any business of the Company, solicit, interfere with, accept any business from or render any services to anyone who is a client or a prospective client of the Company or any Affiliate at the time you ceased to be employed by the Company or who was a client during the twelve (12) months immediately preceding such time;

(iii) solicit or offer employment to any person employed or engaged by the Company or any Affiliate at the time you ceased to be employed by the Company or who was an employee during the 12-month period immediately preceding such time.

(b) Nothing in this Offer Letter shall prevent you from owning, in the aggregate, five percent (5%) or less of the outstanding equity interests of a company whose securities are traded on a national security exchange or on an over-the-counter market.

(c) If you are at any time in violation of any provision of this Section 7.4, then each time limitation set forth in this Section 7.4 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from any such violation, then the covenants set forth shall be extended for a period of time equal to the pendency of the proceeding in which relief is sought, including all appeals therefrom.

7.5. Material Non-Public Information. You acknowledge that information about the Company received by you during the term of your employment may constitute material, non-public information and you are aware of the restrictions imposed by the United States securities laws on (a) the purchase or sale of securities by any person who is aware of material, non-public information and (b) on the communication of such information to any other person who may purchase or sell such securities on the basis of such information (including those persons who may be permitted to receive such information). You agree that you will comply with all applicable federal and state securities laws in connection with the purchase or sale, directly or indirectly, of securities of the Company or any other company for which you receive confidential information in connection with your employment. You further agree to comply in all respects with the Company’s Insider Trading Policy and Insider Reporting Procedures with respect of any securities of the Company that you may acquire, and you will comply with all other Company’s policies that may be applicable to you from time to time.

7.6. Non-Disparagement. You will not disparage the Company or any of its affiliates, directors, officers, employees or other representatives in any manner and you will in all respects avoid any negative criticism of the Company.

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7.7. Injunctive Relief.

(a) You acknowledge and agree that in the event of a breach of the covenants, provisions and restrictions in this Section 7, the Company’s remedy in the form of monetary damages will be inadequate and that the Company shall be, and is hereby, authorized and entitled, in addition to all other rights and remedies available to it, to apply for and obtain from a court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

(b) You acknowledge that the restrictions in this Section 7 are reasonable in all of the circumstances and you acknowledge that the operation of restrictions contained in this Section 7 may seriously constrain your freedom to seek other remunerative employment. If any of the restrictions are determined to be unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Company but would be valid, for example, if the scope of their time periods or geographic areas were limited, You consent to the court making such modifications as may be required and such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

7.8. Survival of Restrictions. Each and every provision of this Section 7 shall survive the termination of this Offer Letter or the termination of your employment (regardless of the reason for such termination).

7.9. Forfeiture. Notwithstanding the provisions of Section 6.2, if following any Involuntary Termination it shall be determined that you have breached (either before or after such termination) any of the agreements in this Section 7, the Company shall have no obligation or liability or otherwise to make any further payment under Section 6.2 from and after the date of such breach, except for payments, if any, that cannot legally be forfeited.

8. Code Section 409A Deferred Compensation.

8.1. In General. This Section 8 shall apply to you if you are subject to Section 409A of the United States Internal Revenue Code of 1986 (the “Code”), but only with respect to any payment due hereunder that is subject to Section 409A of the Code.

8.2. Release. The requirement to execute an irrevocable release in order to receive a payment hereunder shall apply to payments described in Section 8.1 above only if the Company provides the release document for execution to you on or before the date of your Involuntary Termination.

8.3. Payment Following Involuntary Termination. Notwithstanding any provision herein to the contrary, any payment described in Section 8.1 that is due to be paid within a stated period following your Involuntary Termination shall be paid:

(a) If, at the time of your Involuntary Termination, you are a “specified employee” as defined in Section 409A of the Code, such payment shall be made as of the later of (i) the date payment is due hereunder, or (ii) the earlier of the date which is six months after your “separation from service” (as defined under Section 409A of the Code), or the date of your death; or

(b) In any case, on the later of (i) the last day of the stated period, or if such stated period is not more than 90 days, at any time during such stated period as determined by the Company without any input from you, or (ii) the date of your “separation from service” (as defined under Section 409A of the Code).

8.4. Reimbursements. The following shall apply to any reimbursement that is a payment described in Section 8.1: (a) with respect to any such reimbursement under Section 9.8, reimbursement shall not be made unless the expense is incurred during the period beginning on your effective hire date and ending on the sixth anniversary of your death; (b) the amount of expenses eligible for reimbursement during your taxable year shall not affect the expenses eligible for reimbursement in any other year; and (c) the timing of all such reimbursements shall be as provided herein, but not later than the last day of your taxable year following the taxable year in which the expense was incurred.

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8.5. Offset. If you are subject to Section 409A of the Code, any offset under Section 9.11 shall apply to a payment described in Section 8.1 only if the debt or obligation was incurred in the ordinary course of your employment with the Company, the entire amount of the set-off in any taxable year of the Company does not exceed $5,000, and the offset is made at the same time and in the same amount as the debt or obligation otherwise would have been due and collected from you.

8.6. Interpretation. This Offer Letter shall be interpreted and construed so as to avoid the additional tax under Section 409A(a)(1)(B) of the Code to the maximum extent practicable.

9. General Provisions.

9.1. Entire Agreement. This Offer Letter, together with the plans and documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to your employment. All promises, representation, collateral agreements and undertakings not expressly incorporated in this Offer Letter are hereby superseded by this Offer Letter.

9.2. Amendment. This Offer Letter may be amended or modified only by a writing signed by both of the parties hereto.

9.3. Assignment. This Offer Letter may be assigned by the Company to any successor to its business or operations. Your rights hereunder may not be transferred by you except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Any purported assignment in violation of the preceding sentence shall be void.

9.4. Governing Law; Consent to Personal Jurisdiction, Venue and Arbitration. This Offer Letter takes effect upon its acceptance by you and execution by the Company. The validity, interpretation, and performance of this Offer Letter shall be governed, interpreted, and construed in accordance with the laws of the State of Nevada without giving effect to the principles of comity or conflicts of laws thereof. You hereby consent to personal jurisdiction and venue, for any action brought by the Company arising out of a breach or threatened breach of this Offer Letter or out of the relationship established by this Offer Letter, exclusively in the United States District Court for the District of Nevada, Reno Division, or in the Second Judicial District, Washoe County, Nevada; and, if applicable, the federal and state courts in any jurisdiction where you are employed or reside; you hereby agree that any action brought by you, alone or in combination with others, against the Company, whether arising out of this Offer Letter or otherwise, shall be brought exclusively in the United States District Court for the District of Nevada, Reno Division, or in the Second Judicial District, Washoe County, Nevada.

Except for disputes, controversies, or claims or other actions seeking injunctive or equitable relief, which may be brought before any court having jurisdiction, any controversy, dispute, or claim (“Claim”) whatsoever between you on the one hand, and the Company, or any of its affiliated entities or any employees, officers, directors, agents, and representatives of the Company or its affiliated entities on the other hand, shall be settled by binding arbitration, at the request of either party, under the rules of the American Arbitration Association. The arbitrator shall be a retired federal or state judge with at least ten years’ experience as a judge. The arbitrator shall apply Nevada law. The demand for arbitration must be in writing and made within the applicable statute of limitations period. The arbitration shall take place in Reno, Nevada. The parties shall be entitled to conduct reasonable discovery, including conducting depositions and requesting documents. The arbitrator shall have the authority to resolve discovery disputes, including but not limited to determining what constitutes reasonable discovery. The arbitrator shall prepare in writing and timely provide to the parties a decision and award which includes factual findings and the reasons upon which the decision is based.

The decision of the arbitrator shall be binding and conclusive on the parties, except as may otherwise be required by law. Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction. Each party shall bear its or his own fees and costs incurred in connection with the arbitration, except that the arbitrator may award attorneys’ fees and costs in accordance with applicable law.

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You understand and agree that by using arbitration to resolve any Claims between you and the Company (or its affiliates) you are giving up any right that you may have to a judge or jury trial with regard to those Claims.

9.5. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Offer Letter shall not affect the enforceability of the remaining portions of the Offer Letter or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in the Offer Letter shall be declared invalid, the Offer Letter shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

9.6. Section Headings and Gender. The section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

9.7. No Term of Employment. Nothing herein obligates the Company to continue to employ you. Where lawfully permitted in any jurisdiction in which you perform employment responsibilities on behalf of the Company, your employment shall be at will.

9.8. Indemnification. The Company will indemnify and hold you harmless to the maximum extent permitted by applicable law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which you are made or are threatened to be made a party by reason of the fact that you are or were an officer of the Company or any Affiliate. In addition, the Company agrees that you shall be covered and insured up to the maximum limits provided by any insurance which the Company maintains to indemnify its directors and officers (as well as any insurance that it maintains to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors).

9.9. Survivorship. Upon the termination your employment, the respective rights and obligations of the parties shall survive such termination to the extent necessary to carry out the intended preservation of such rights and obligations.

9.10. Taxes. All payments under this Offer Letter shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Company may reasonably determine and should withhold pursuant to any applicable law or regulation.

9.11. Set-Off. Except as limited by Section 8.5, the Company may set off any amount or obligation which may be owed by you to the Company against any amount or obligation owed by the Company to you.

9.12. Records. All books, records, and accounts relating in any manner to the Company or to any suppliers, customers, or clients of the Company, whether prepared by you or otherwise coming into your possession, shall be the exclusive property of the Company and immediately returned to the Company upon termination of employment or upon request at any time.

9.13. Counterparts. This Offer Letter may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9.14. Consultation with Counsel. You acknowledge that you have conferred with your own counsel with respect to this Offer Letter, and that you understand the restrictions and limitations that it imposes upon your conduct.

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Scott Jolcover, please indicate your acceptance of this offer by returning one signed original of this Offer Letter.

Yours truly,

Douglas D. Cole

Chief Executive Officer

American Battery Technology Company

I accept this offer of employment and agree to be bound by the terms and conditions listed herein.

______________________________	____________________________
Scott Jolcover	Date

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SCHEDULE A

A. Compensation. Pursuant to the terms of the Offer Letter, you shall be entitled to receive the following compensation:

1. Annual Base Salary: $225,000 per year.

2. Equity Compensation: The details surrounding your participation in the Company’s Employee Retention Plan will be memorialized in a Restricted Stock Unit Grant Agreement.

3. Bonus Compensation: Your targeted cash bonus is set at 105% of your Annual Base Salary, which you can receive based on the achievement of certain milestones (as listed in Schedule A-2(A), if any).

4. Bonus Equity Compensation: The details surrounding any Bonus Equity Compensation will be memorialized by the Board in a Company Bonus Equity Compensation Plan at the discretion of the Board.

5. Health Benefits: You will be eligible for the Company’s health benefits.

6. One-time Signing Bonus: As an incentive to join the Company and fully engage in the senior executive role described herein the Board has approved a one-time share issuance to you in the amount of 2,000,000 shares of the common stock of the Company (the “Signing Shares”). However, the Board has conditioned the issuance of the Shares on your continued services to the Company until at least January 1, 2022 (the “Signing Vesting Date”). As such, you agree that if you voluntarily cease to provide services to the Company before such date or if you are terminated by the Company for Cause then you will forfeit the Signing Shares. If you terminate your employment because of death or disability before the scheduled vesting date of your Signing Shares, the Signing Shares will immediately vest. The Company agrees to use its best efforts to register the Signing Shares with Securities and Exchange Commission on a Form S-3 or S-8 (or other applicable form) prior to the Signing Vesting Date.

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SCHEDULE A-2

Bonus Milestone Criteria

A. Bonus Compensation - per Schedule A(A)(3):

Bonus vesting percentage (of Annual Base Salary) and milestones:

10% - Major stock exchange up listing

10% - One million in revenues USD

10% - Ten million in revenues USD

25% - Opening of the Pilot Plant

25% - Ten Million in EBITDA

25% - Fifty Million in EBITDA

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Exhibit A

Definitions

“Affiliate” shall mean, with respect to any person or entity (herein the “first party”), any other person or entity that directs or indirectly controls, or is controlled by, or is under common control with, such first party. The term “control” as used herein (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to: (i) vote 50% or more of the outstanding voting securities of such person or entity, or (ii) otherwise direct or significantly influence the management or policies of such person or entity by contract or otherwise.

“Business” shall mean the business of mining and extraction of battery metals from primary resources, the development and commercialization of new technologies for the extraction of battery metals, and the commercialization of an internally developed integrated process for the recycling of lithium-ion batteries for the recovery of battery metals.

“Cause” shall mean your:

(a) willful failure to properly carry out your duties and responsibilities or to adhere to the policies of the Company after written notice by the Company of the failure to do so, and such failure remaining uncorrected following an opportunity for you to correct the failure within five (5) business days of the receipt of such notice;

(b) theft, fraud, dishonesty or misappropriation, or the gross negligence or willful misconduct, involving the property, business or affairs of the Company, or in the carrying out of your duties, including, without limitation, any breach of the representations, warranties and covenants contained herein;

(c) conviction for any act involving dishonest conduct, theft, violence, or other act of moral turpitude;

(d) breach of a fiduciary duty owed to the Company;

(e) material breach of any obligation, representation, or warranty under this Offer Letter;

(f) willful refusal to follow the lawful written reasonable and good faith direction of the Board or of your superior in the line of authority;

(g) conduct that could harm the Company’s reputation or goodwill or that otherwise could undermine the best interests of the Company or affiliated entities; or

(h) having been determined to have a “bad actor” disqualification as set forth in Rule 506(d) of Regulation D under the Securities Act of 1933.

“Disability” shall mean any incapacity or inability by you, including any physical or mental incapacity, disease, illness or affliction, which has prevented or which will likely prevent you from performing the essential duties of your position for six (6) consecutive months or for any cumulative period of 125 business days (whether or not consecutive) in any two (2) year period.

“Good Reason” shall mean any of the following:

(a) a material diminution in your title or assignment to you of materially inconsistent duties;

(b) a reduction in your then-current Annual Base Salary or target bonus opportunity as a percentage of Annual Base Salary, unless such reduction is made applicable to all senior executives;

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(c) relocation of your principal place of employment to a location that is more than 50 miles away from your principal place of employment on the Employment Date, unless such relocation is effected at your request and with your approval;

(d) a material breach by the Company of any provisions of this Offer Letter, or any employment agreement to which you and the Company are parties, after written notice by you of the breach and such failure remaining uncorrected following an opportunity for the Company to correct such failure within ten (10) days of the receipt of such notice; or

(e) the failure of the Company to obtain the assumption in writing of its obligation to perform this Offer Letter by any successor to all or substantially all of the business or assets of the Company within fifteen (15) days after a merger, consolidation, sale or similar transaction.

“Territory” shall mean the states, counties and countries in which the Company and its subsidiaries conduct the Business or in which the Company plans to conduct the Business within the following 12 months.

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FOR REFERENCE PURPOSES ONLY. NOT TO BE SIGNED

Exhibit B

Form of Release

RELEASE AGREEMENT

In consideration of the mutual promises, payments and benefits provided for in the Offer Letter between American Battery Technology Company, a Nevada corporation (the “Company”) and [Name of employee] (the “Employee”) dated [date of employment], the Company and the Employee agree to the terms of this Release Agreement. Capitalized terms used and not defined in this Release Agreement shall have the meanings assigned thereto in the Offer Letter.

1. The Employee acknowledges and agrees that the Company is under no obligation to offer the Employee the payments and benefits set forth in Section 6.2 of the Offer Letter unless the Employee consents to the terms of this Release Agreement. The Employee further acknowledges that he/she is under no obligation to consent to the terms of this Release Agreement and that the Employee has entered into this agreement freely and voluntarily.

2. In consideration of the payment and benefits set forth in the Offer Letter and the Company’s release set forth in paragraph 5, the Employee voluntarily, knowingly and willingly releases and forever discharges the Company and its Affiliates, together with its and their respective officers, directors, partners, shareholders, employees and agents, and each of its and their predecessors, successors and assigns (collectively, “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Employee or his/her executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against the Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Employee. The release being provided by the Employee in this Release Agreement includes, but is not limited to, any rights or claims relating in any way to the Employee’s employment relationship with the Company or any its Affiliates, or the termination thereof, or under any statute, including, but not limited to the Employment Standards Act, 2000, the Human Rights Code, the Workplace Safety and Insurance Act re-employment provisions, the Occupational Health & Safety Act, the Pay Equity Act, the Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, and the Americans With Disabilities Act, or pursuant to any other applicable law or legislation governing or related to his/her employment or other engagement with the Company. The Employee is aware of his rights under the Human Rights Code and represents, warrants, and hereby confirms that he is not asserting such rights, alleging that any such rights have been breached, or advancing a human rights claim or complaint. In no event shall this Release apply to the Employee’s right, if any, to indemnification, under the Employee’s employment agreement or otherwise, that is in effect on

FOR REFERENCE PURPOSES ONLY. NOT TO BE SIGNED

the date of this Release and, if applicable, to the Company’s obligation to maintain in force reasonable director and officer insurance in respect of such indemnification obligations.

3. The Employee acknowledges and agrees that he/she shall not, directly or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Company or any other Releasee based on any event arising out of the matters released in paragraph 2.

4. Nothing herein shall be deemed to release: (i) any of the Employee’s continuing rights under the Offer Letter; or (ii) any of the vested benefits that the Employee has accrued prior to the date this Release Agreement is executed by the Employee under the employee benefit plans and arrangements of the Company or any of its Affiliates; or (iii) any claims that may arise after the date this Release Agreement is executed.

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5. In consideration of the Employee’s release set forth in paragraph 2, the Company knowingly and willingly releases and forever discharges the Employee from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Company now has or hereafter can, shall or may have against him/her by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Company, provided, however, that nothing herein is intended to release (i) any claim the Company may have against the Employee for any illegal conduct or arising out of any illegal conduct, (ii) any recovery of incentive compensation paid to the Employee pursuant to the Dodd-Frank Wall Street and Consumer Protection Act, the Sarbanes-Oxley Act of 2002, rules, regulations and listing standards promulgated thereunder, or Company policies implementing the same as may be in effect from time to time.

6. The Employee acknowledges that he/she has carefully read and fully understands all of the provisions and effects of the Offer Letter and this Release Agreement. The Employee also acknowledges that the Company, by this paragraph 6 and elsewhere, has advised him/her to consult with an attorney of his/her choice prior to signing this Release Agreement. The Employee represents that, to the extent he/she desires, he/she has had the opportunity to review this Release Agreement with an attorney of his/her choice.

7. The Employee acknowledges that he/she has been offered the opportunity to consider the terms of this Release Agreement for a period of at least forty-five (45) days, although he/she may sign it sooner should he/she desire. The Employee further shall have seven (7) additional days from the date of signing this Release Agreement to revoke his/her consent hereto by notifying, in writing, the General Counsel of the Company. This Release Agreement will not become effective until seven days after the date on which the Employee has signed it without revocation.

(signature page immediately follows)

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Employee and the Company have executed this Release Agreement as of the date set forth below:

“EMPLOYEE”:

Dated:	By:
	Name:	[Name of employee]

“COMPANY”:

American Battery Technology Company, a Nevada corporation

By:
Douglas D. Cole
	Title:	Chief Executive Officer

FOR REFERENCE PURPOSES ONLY. NOT TO BE SIGNED

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